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                                              THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                      Exhibit 11
                                                   COMPUTATION OF NET EARNINGS PER SHARE
                                                   (in thousands, except per share data)
                                                               (UNAUDITED)

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                                                                Thirteen weeks ended                Twenty-six weeks ended
                                                        ----------------------------------    ----------------------------------
                                                         July 31, 1999     August 1, 1998      July 31, 1999      August 1, 1998
                                                        --------------     --------------     --------------      --------------
(a)  Net earnings.....................................         $20,065            $17,704            $30,158             $27,762

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...             403                552                866                   -

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...           1,060                  -                  -                   -
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(b)  Adjusted net earnings                                     $21,528            $18,256            $31,024             $27,762
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(c)  Average number of common shares outstanding
       during the period..............................          50,420             61,544             50,466              61,507

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............           1,525              2,104              1,644                   -

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....           3,513                  -                  -                   -

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price........             380                224                316                 265
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(d)  Average number of common shares assumed
       outstanding during the period..................          55,838             63,872             52,426              61,772
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     Basic Earnings per Share (a/c)...................         $   .40            $   .29            $   .60             $   .45
     Diluted Earnings per Share (b/d).................         $   .39            $   .29            $   .59             $   .45
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